                                                                    EXHIBIT 10.3

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         This Assignment and Assumption Agreement (this "AGREEMENT") is made and entered into as of the 8th day of February, 2000, by and between Prize Energy Corp. (formerly known as Vista Energy Resources, Inc.), a Delaware corporation ("NEW PRIZE"), and Prize Natural Resources, Inc. (formerly known as Prize Energy Corp.), a Delaware corporation ("OLD PRIZE").

                                    RECITALS

         A. Old Prize and Pioneer Natural Resources USA, Inc., a Delaware corporation ("PIONEER"), are parties to that certain Joint Participation Agreement dated as of June 29, 1999, a copy of which is attached hereto (the "JOINT PARTICIPATION AGREEMENT").

         B. Old Prize, New Prize and PEC Acquisition Corp., a Delaware corporation ("MERGER SUB"), are parties to that certain Agreement and Plan of Merger dated as of October 8, 1999, pursuant to which, effective on the date hereof, Merger Sub has been merged with and into Old Prize (the "MERGER"), such that Old Prize has become a wholly-owned subsidiary of New Prize (the "MERGER AGREEMENT").

         C. As a result of the Merger, Pioneer's shares of the Preferred Stock (as defined in the Joint Participation Agreement) have been converted into shares of New Prize's Series A 6% Convertible Preferred Stock (the "NEW PRIZE PREFERRED STOCK").

         D. In connection with the Merger Agreement, the names of Old Prize and New Prize were changed as set forth above.

         E. Under Section 5.19 of the Merger Agreement, Old Prize is to assign to New Prize all of the rights, and New Prize is to assume all of the obligations, of Old Prize under the Joint Participation Agreement.

         F. Old Prize and New Prize desire to enter into this Agreement in order to effect such assignment and assumption.

         NOW, THEREFORE, in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, Old Prize and New Prize hereby agree as follows:

         1. ASSIGNMENT. Old Prize hereby transfers and assigns to New Prize all of the right, title and interest of Old Prize, of every kind and character whatsoever, in and to the Joint Participation Agreement.

         2. ASSUMPTION. New Prize hereby accepts the above and foregoing assignment and agrees to assume and discharge all liabilities and perform all obligations of Old Prize under and pursuant to the Joint Participation Agreement.

         3. AMENDMENT. Subject to the approval of Pioneer, clause (i) of Section 1 of the Joint Participation Agreement shall be amended such that the Preferred Stock referred to therein is New Prize Preferred Stock and the reference to Prize's common stock shall be deemed to be a reference to New Prize's common stock.

         4. GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, regardless of any laws that might otherwise govern under applicable principles of conflict of laws thereof.

         5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

         IN WITNESS WHEREOF, Old Prize and New Prize have caused this Agreement to be executed by their duly authorized representatives, as of the date first above written.

"OLD PRIZE"                              "NEW PRIZE"

PRIZE NATURAL RESOURCES, INC.            PRIZE ENERGY CORP.



By:/s/ Lon C. Kile                       By:/s/ Philip B. Smith
   -------------------                      ------------------------------------
   Lon C. Kile                              Philip B. Smith
   President                                Chairman and Chief Executive Officer



                                     CONSENT

         Pioneer Natural Resources USA, Inc. hereby consents to the above and foregoing assignment and assumption and to the amendment set forth in paragraph 3 above, all effective as of the date first set forth above.


                                         PIONEER NATURAL RESOURCES
                                            USA, INC.


                                         By: /s/ Mark L. Withrow
                                            ------------------------------------
                                             Mark L. Withrow
                                             Executive Vice President

                          JOINT PARTICIPATION AGREEMENT


         This Joint Participation Agreement (this "Agreement") is made and entered into as of the 29th day of June, 1999, by and between Prize Energy Corp., a Delaware corporation ("Prize"), and Pioneer Natural Resources USA, Inc., a Delaware corporation ("Pioneer").

                                    RECITALS:

         A. Prize and Pioneer are parties to that certain Purchase and Sale Agreement dated May 16, 1999, as amended, by and among Pioneer and Pioneer Resources Producing, L.P., as sellers, and Prize, as purchaser (the "Purchase Agreement").

         B. The Purchase Agreement provides that the parties shall enter into an agreement regarding the subject matter hereof upon the closing of the transactions contemplated by the Purchase Agreement.

         C. As part of the consideration payable under the Purchase Agreement, Prize is to issue to Pioneer 2,307.693 shares of Prize's Series A 6% Convertible Preferred Stock (the "Preferred Stock").

                                   AGREEMENT:

         In consideration of the premises and the mutual promises made herein, the parties hereby agree as follows:

         1. Joint Participation. Pioneer shall have the rights set forth in this
Section 1 during the period commencing on the first day following the date hereof and ending on the first to occur of the following: (i) the first date on which Pioneer no longer owns at least 80% of the shares of the Preferred Stock initially issued to it (or the shares of Prize's common stock into which such shares of Preferred Stock are convertible), or (ii) the date ten years from the date hereof (the "Participation Period").

                  (a) During the Participation Period, Prize shall promptly notify Pioneer of the following:

                           (i) Any opportunity that Prize acquires or develops
                  after the date hereof that pertains to an acquisition of, or investment in, Oil and Gas Assets (as hereinafter defined) or securities of a company (together with its affiliates) that is engaged in the production of oil and natural gas and the acquisition, exploitation, exploration and development of Oil and Gas Assets if (A) such opportunity has been disclosed to the Board of Directors of Prize for its consideration, and (B) the aggregate consideration that Prize reasonably estimates is likely to be required to make such acquisition or investment, pursuant to a single transaction or in a series of related transactions, is at least $50 million (a "Significant Acquisition Opportunity"); and

                           (ii) Any decision of the Board of Directors of Prize
                  to offer to sell to third parties not affiliated with Prize or its shareholders, direct property interests in an Exploration Project (as hereinafter defined) (whether through an assignment, farm-in or other similar conveyance) or equity ownership interests (such as a joint venture interest, partnership interest, limited liability interest or other shares of equity securities) in an entity owned or controlled by Prize that owns such Exploration Project (a "Significant Exploration Project"), in either case for the purpose of financing all or a portion of such Exploration Project.

                  Each notice shall set forth in detail the circumstances of the intended Significant Acquisition Opportunity or Significant Exploration Project, the name and address of the proposed seller of the Significant Acquisition Opportunity, the location and a description of the Significant Acquisition Opportunity or Significant Exploration Project, and the proposed consideration (if any) for (and, if the proposed consideration is to be wholly or partly for consideration other than cash, the amount of the monetary consideration, if any, plus the fair market value of the other consideration) and terms of the Significant Acquisition Opportunity or Significant Exploration Project. Contemporaneously with the giving of the notice, Prize shall provide to Pioneer a copy of all information then in the possession of, or reasonably accessible to, Prize regarding the Significant Acquisition Opportunity or Significant Exploration Project, including the forms of definitive agreements (if any) required to be executed in connection therewith.

                  For purposes hereof, "Oil and Gas Assets" means any rights, estates, titles, or interests in and to oil or natural gas, or any royalty interest therein and or any real and personal property associated therewith

                  For purposes hereof, "Exploration Project" means a proposed project to explore for oil or natural gas on an Oil and Gas Asset that is acquired by Prize during the Participation Period and includes, without limitation, the acquisition of leasehold interests and seismic data, the drilling of exploratory wells and costs of related completions, but excludes any developmental drilling of proved oil and gas reserves.

                  (b) Upon the delivery by Prize of a notice pursuant to Section 1(a)(i) above, Prize shall be deemed to have offered to Pioneer the prior and preferential right and opportunity to acquire, or otherwise participate in, up to 50% of the Significant Acquisition Opportunity described in such notice at the same price and upon the same terms and conditions as Prize (adjusted proportionately to reflect the percentage interest that Pioneer chooses to acquire), without reservation by Prize of any carried interest, back-in or other promoted interest with respect to Pioneer's interest.

                  (c) Upon the delivery by Prize of a notice pursuant to Section 1(a)(ii) above, Prize shall be deemed to have offered to Pioneer the prior and preferential right and opportunity to participate in up to a 50% interest in the Significant Exploration Project described in such notice, upon substantially the same price and the same terms and conditions as that offered to third parties (adjusted proportionately to reflect the percentage interest that Pioneer chooses to acquire), but without reservation by Prize of any carried interest, back-in or other promoted interest with respect to Pioneer's interest.

                  (d) Pioneer shall have the right to accept an offer described in Section 1(b) or 1(c) above (an "Offer") by notifying Prize of Pioneer's acceptance within 10 business days after Pioneer's receipt of the applicable notice. The acceptance by Pioneer shall specify the portion of the Significant Acquisition Opportunity or Significant Exploration Project which Pioneer elects to acquire. If Pioneer fails to notify Prize of acceptance of an Offer within such 10 business day period, that Offer shall terminate and Prize shall no longer be obligated to afford or offer Pioneer the right or opportunity to participate with Prize in that opportunity or project; provided, however, that if the price or terms and conditions of the Significant Acquisition Opportunity change after the date of the original notice to Pioneer to be more favorable to Prize, or if the price or terms and conditions of the Significant Exploration Opportunity change after the date of the previous notice to Pioneer to be more favorable to third parties, then Prize shall be required to re-offer that Significant Acquisition Opportunity or Significant Exploration Opportunity to Pioneer pursuant to a notice that complies with Section 1(a).

                  (e) Prize shall retain all rights to act as operator with respect to all properties in connection with any Significant Acquisition Opportunity or Significant Exploration Project offered to Pioneer hereunder, unless Pioneer and Prize agree otherwise.

                  (f) With respect to any Significant Acquisition Opportunity or Significant Exploration Project in which Pioneer elects to participate, it will be a condition to Pioneer's participation that it enter into all such acquisition agreements, joint operating agreements, conveyances, assignments and other documents reasonably required to evidence such participation.

         2. Confidentiality. In the event Pioneer does not accept an Offer, Pioneer agrees (i) to return to Prize any data, information and materials obtained by Pioneer from Prize relating to the Offer, (ii) to hold all information received by Pioneer from Prize relating to the Offer in confidence,
(iii) not to disclose such information unless judicial process obligates Pioneer to do so, and (iv) not to make use of such information, directly or indirectly. The term "information" as used in this Section 2 shall not include any information which Pioneer can show: (i) to have been in its possession prior to receipt thereof from Prize; (ii) to be now or to later become generally available to the public through no fault of Pioneer; or (iii) to have been received separately by Pioneer in an unrestricted manner from a person entitled to disclose such information. The parties agree that Prize would not have adequate remedies in damages and that Prize would be irreparably harmed in the event that any of the provisions of this Section 2 were not performed in accordance with their terms. Accordingly, the parties agree that Prize shall be entitled to injunctive relief to prevent a breach of this Section 2 and to specifically enforce its terms in addition to any other remedy to which Prize may be entitled in law or in equity.

         3. Relationship of the Parties. The obligations and liabilities of the parties hereto shall be several and not joint or collective. This Agreement shall not be construed as creating a mining or other partnership or association, or to render the parties liable as partners. This Agreement shall not obligate Pioneer to offer Prize a participation in any project or opportunity of Pioneer's. This Agreement shall not preclude Pioneer from pursuing, participating in, or acquiring any project or opportunity known to it now or hereafter or, notwithstanding Pioneer's previous decision not to participate and notwithstanding Section 2, any Significant Acquisition Opportunity as to which
(i) Prize fails to sign an acquisition agreement or fails to close after such signing, and (ii) Prize has ceased all efforts to acquire.

         4. Investment Representation. Pioneer represents that any interest acquired by Pioneer in any Significant Acquisition Opportunity or Significant Exploration Project shall be acquired for investment purposes only and not with a view to, or for resale in connection with, any distribution thereof.

         5. Miscellaneous.

                  (a) Notices. All notices and communications required or permitted under this Agreement shall be in writing and any such notice or communication shall be deemed to have been duly given or made if personally delivered, or if mailed by registered or certified mail, postage and certification charges prepaid, or sent by a nationally recognized commercial delivery service, charges prepaid, return receipt requested, or by facsimile, addressed as follows:

         If to Prize:

                  Prize Energy Corp.
                  Attention: Philip B. Smith
                  20 East 5th Street, Suite 1400
                  Tulsa, Oklahoma 74103
                  Facsimile No.: (918)582-1547

         If to Pioneer:

                  Pioneer Natural Resources USA, Inc.
                  Attention: ________________________
                  1400 Williams Square West
                  5205 North O'Conner Blvd.
                  Irving, Texas 75039-3746
                  Facsimile No.: (972)969-3570

         The effective date of notice shall be the date of actual receipt. Any party may, by notice to the other hereunder, change the address or facsimile number to which delivery shall thereafter be made.

                  (b) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party.

                  (c) Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original instrument for all purposes and all of which together shall constitute one agreement.

                  (d) Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Delaware.

                  (e) Other. This Agreement may not be amended nor any rights hereunder be waived except by an instrument in writing signed by the party to be charged with such amendment or waiver. The headings of the sections of this Agreement are for convenience and shall not limit or otherwise affect any of the provisions of this Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. Except as otherwise expressly stated in this Agreement, this Agreement is not for the benefit of any third person. The parties acknowledge that they and their respective counsel have negotiated and drafted this Agreement jointly and agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

         EXECUTED as of the date first set forth above.

                                            PRIZE ENERGY CORP.



                                            By: /s/ Philip B. Smith
                                               ---------------------------------
                                               Philip B. Smith
                                               President


                                            PIONEER NATURAL RESOURCES USA,
                                               INC.



                                            By: /s/ W. T. Howard
                                               ---------------------------------
                                               W. T. Howard
                                               Senior Vice President Land